Exhibit 99.1

Press Release	Source: Ultra Clean Holdings, Inc.
Ultra Clean Appoints Joanne Solomon to Board of Directors
HAYWARD, Calif., January 30, 2025 - Ultra Clean Holdings, Inc. (Nasdaq: UCTT), today announced the appointment of Joanne Solomon to serve on its Board of Directors, effective February 3, 2025.
“Joanne brings a great combination of global financial expertise and deep technology industry knowledge, and I'm confident that her perspective will deliver meaningful value as we continue to advance our growth strategy,” said Clarence Granger, Chairman of the Board.
Ms. Solomon possesses more than 35 years of financial and corporate leadership experience, including as Chief Financial Officer for several publicly traded companies. She spent 16 years in increasingly responsible roles at Amkor Technology Inc., one of the world's largest providers of semiconductor packaging and test services, culminating in nine years as its Chief Financial Officer. The first decade of Ms. Solomon's career was with Price Waterhouse, including as Audit Senior Manager. She currently serves as a board member of Viavi Solutions, Inc., a publicly traded company, since February 2022.
Ms. Solomon holds a Bachelor of Science degree in Business Administration with a dual degree in accounting and finance from Drexel University, and a Master of Business Administration in International Management from Thunderbird School of Global Management (now part of Arizona State University).

About Ultra Clean Holdings, Inc.
Ultra Clean Holdings, Inc. is a leading developer and supplier of critical subsystems, components, parts, and ultra-high purity cleaning and analytical services primarily for the semiconductor industry. Under its Products division, UCT offers its customers an integrated outsourced solution for major subassemblies, improved design-to-delivery cycle times, design for manufacturability, prototyping, and high-precision manufacturing. Under its Services Division, UCT offers its customers tool chamber parts cleaning and coating, as well as micro-contamination analytical services. Ultra Clean is headquartered in Hayward, California. Additional information is available at www.uct.com.
Safe Harbor Statement The foregoing information contains, or may be deemed to contain, "forward-looking statements" (as defined in the US Private Securities Litigation Reform Act of 1995) which reflect our current views with respect to future events and financial performance. We use words such as "anticipates," "projection," "outlook," "forecast," "believes," "plan," "expect," "future," "intends," "may," "will," "estimates," "see," "predicts," "should" and similar expressions to identify these forward-looking statements. Forward looking statements included in this press release include our expectations about the semiconductor capital equipment market and outlook. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, the Company's actual results may differ materially from the results predicted or implied by these forward-looking statements. These risks, uncertainties and other factors also include, among others, those identified in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations'' and elsewhere in our annual report on Form 10-K for the year ended December 29, 2023, as filed with the Securities and Exchange Commission. Ultra Clean Holdings, Inc. undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise unless required by law.
Contact:
Rhonda Bennetto
SVP Investor Relations
rbennetto@uct.com